Exhibit 99.2

January 22, 2014

PDR Services LLC

c/o NYSE Euronext Holdings LLC

11 Wall Street

New York, New York 10005

Ladies and Gentlemen:

SPDR S&P 500 ETF Trust, a unit investment trust organized under the laws of the State of New York (the “Trust”), is filing with the Securities and Exchange Commission (the “Commission”) Post-Effective Amendment No. 28 to the Trust’s registration statement (“Post-Effective Amendment No. 28”) in connection with the continued issuance by the Trust of an indefinite number of units of fractional undivided interest in the Trust (“Units”) pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when the Units have been duly issued and delivered against the consideration therefor in accordance with the terms of Trust Documents (as defined below), the Units will be validly issued, fully paid and non-assessable.

In rendering this opinion, we have assumed the due authorization, execution and delivery by PDR Services LLC, as sponsor of the Trust, and State Street Bank and Trust Company, as trustee of the Trust, of (i) the Amended and Restated Standard Terms and Conditions of Trust of the Trust dated as of January 1, 2004 (the “Standard Terms”), (ii) the Trust Indenture and Agreement into which the Standard Terms are incorporated (the “Indenture”) and (iii) each amendment to the Standard Terms and the Indenture (collectively, the “Trust Documents”), in each case in the form filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

This opinion is rendered solely to you in connection with Post-Effective Amendment No. 28. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

PDR Services LLC	2	January 22, 2014

We hereby represent that Post-Effective Amendment No. 28 does not contain disclosures that would render it ineligible to become effective immediately upon filing pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended (the “Securities Act”).

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 28 and further consent to the reference to our name under the caption “Legal Opinion” in the Prospectus which is a part of Post-Effective Amendment No. 28. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP